EXHIBIT 10.2

WEB SITES AND DOMAIN NAME

ACQUISITION AND TRANSFER AGREEMENT

This Websites and Domain Name Acquisition and Transfer Agreement (“Agreement”) is made and entered into as of the 27th day of May , 2008, by and between, Yusuf Mullan located at 6565 Spinnaker Cir. Mississauga, Ontario (the "Seller") and CrowdGather, Inc. (CrowdGather) offices located at 20300 Ventura Boulevard, Suite 330, Woodland Hills, CA 91364 (the "Buyer") (each a “Party” or “Parties”).

WHEREAS, the Seller operates a certain online forum community under the url www.ngemu.com and other domain names specifically listed in Exhibit A attached hereto and incorporated herein by this reference (the “Business”);

WHEREAS, the Buyer desires to purchase and the Seller desires to sell the Business pursuant to the terms hereof;

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged it is hereby agreed by and between the parties as follows:

1.
Sale, Assignment and Transfer.  Subject to the provisions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, all Seller's rights, title and interest, to: a) the completed websites as represented by Seller (the “Websites”), including, any and all associated software used in building the Websites and Website users lists and Website data bases containing any Website user or Website information; b) domain names; c) name registrations; d) any goodwill symbolized thereby; and e) and all rights to sue for past infringement, if any, and to receive any recoveries therefore, all as set forth on Exhibit A, hereto and incorporated herein by this reference (the “Purchased Assets”). Seller does hereby sell, assign, convey and transfer to Buyer and Buyer hereby accepts, all of Seller's right, title and interest including but not limited to all of Seller's common law rights in and to the Purchased Assets. In addition Seller hereby sells, assigns, conveys and transfers to Buyer all data, programming code, user or customer lists, moderator contact information and all other information as it pertains to the operation of the Websites listed on Exhibit A. Except as otherwise expressly set forth in Exhibit B attached hereto, the Buyer does not assume any liabilities associated with the Business.

2.
Purchase Price and Costs of Transfer.  The purchase price for the Purchased Assets will be One Hundred Seventy Thousand Dollars ($170,000.00) (“Purchase Price”).  The Purchase Price and all other amounts owed to Seller by Buyer pursuant to this Section 2 are to be paid on Closing pursuant to Section 5 below.

3.
Further Assurances.  Seller hereby covenants that it will, at any time upon request of Buyer, execute and deliver to Buyer any new or confirmatory instruments and do and perform (at Buyer's reasonable expense) any other acts which Buyer may reasonably request in order to fully sell assign and transfer to and vest in Buyer, all of Seller's right, title and interest in and to the Purchased Assets, including, without limitation transfer of all Domain Names, software, databases, images, trademarks and hosting agreements.

4.
Covenants.  Seller further covenants that it will not, anywhere in the world, challenge, or cause a third party to challenge, the validity and ownership by Buyer of the Purchased Assets and will not, anywhere in the world directly or indirectly seek to register, defend, compromise or dispute any rights in and to the Purchased Assets.  Seller also will not, anywhere in the world, directly or indirectly seek to register or otherwise acquire any rights in any web sites, domain names, trade names, trademarks, service marks, or other intellectual property assets that are or may be, or that contain portions that are or may be, confusingly similar to the Purchased Assets.  Seller also will not use or cause to be used any copies of the Purchased Assets.

5.	Closing.

5.1	Pre-Closing Conditions. The following are material conditions precedent to Closing and Buyer’s release of funds from escrow:

(a)
Seller will introduce Buyer to the site administrator and former owner no less than two (2) days prior to Closing for interview. Seller shall make to available to Buyer the opportunity to speak to such parties part of its due diligence. Buyer may, in its sole discretion, not proceed with the sale in the event that the results of the interview are unsatisfactory.

(b)	Seller will disclose to Buyer which advertisers to open accounts with and Seller will add Buyer’s advertising code to all the sites prior to transfer.

(c)	Seller will deliver instructions on how to use the CMS system prior to Closing and will enable Buyer to run a test prior to Closing.

(d)	Seller will add Buyer Google analytics and AdSense code to the web site(s) prior to closing.

(e)
Seller will facilitate the transfer of the existing server over to Buyer and put Buyer in touch with the former owner and original developer of the web site so we can eventually move it to Buyer’s own servers.

(f)	Seller will provide Buyer with all contracts being expressly assumed under Exhibit B within two (2) days prior to Closing, if any.

5.2.
The actions to be taken by the parties hereto to close the transaction as provided shall take place on or before June 3rd, 2008 (the "Closing Date") on line at the office of, and via the Internet website service of, escrow.com located at https://www.escrow.com/index.asp (“Escrow.com”). The Buyer agrees to assume all closing costs assessed by Escrow.com. At the closing, Seller shall first deliver to Buyer possession of all of the Purchased Assets, including transfer of domains, and good and sufficient instruments of transfer, conveying and transferring the Purchased Assets to Buyer, for review to verify the Purchased Assets are properly accounted for and fully operational.  Such determination shall be made in good faith, within a reasonable time after delivery.  Upon effective acceptance of delivery by Buyer, Seller shall authorize the release payment and delivery to Escrow.com of the Purchase Price as set forth herein above. The instruments of transfer shall contain covenants and warranties that Seller has good and marketable title in and to the assets.

5.3.
Subject to delivery of the Purchased Assets by Seller to Buyer as provided in this Section 5, Buyer shall deliver to Seller and Escrow .com shall pay to Seller the Purchase Price. The total Purchase Price shall be payable in cash by check or wire transfer at closing.

6.1
Warranties and Representations. Seller hereby represents and warrants to Buyer that: (a) Seller has all necessary power and authority to own, lease and operate its Purchased Assets and to operate the Business as now being conducted; (b) Seller has the requisite power and authority to execute, deliver, and perform this Agreement, and when executed and delivered at Closing, will constitute a valid and binding obligation of Seller; (c) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby:  (i) will conflict with any provision of the organizational charter or bylaws of Seller; (ii) will conflict with, will result in a  violation of any applicable law or judgment; (iii) will result in a breach of any assumed obligation, (iv) will create any lien or encumbrance upon any of the Purchased Assets; (d) Seller has good and marketable title to all Purchased Assets and none of the Purchased Assets is subject to any lien, encumbrance, claim or security interest (collectively, the “Liens”); (e) The cash flow statements, balance sheets and profit and loss statements provided to Buyer by Seller (collectively, the “Financial Statements”) are true and correct in all material respects and present fairly the operating income and financial condition of Seller and its Business as of their respective dates; (f) All returns, reports and statements relating to the Purchased Assets or to the operation of the Business which Seller is required to file with any governmental agency have been filed, and complied with; (g) Seller has filed or has caused to be filed all federal, state, county, local or city tax returns affecting the Purchased Assets or the operation of the Business which are required to be filed by Seller, and all tax assessments and other governmental charges which are due and payable have been timely paid; (h) There are no actions, suits, proceedings, orders or claims pending or threatened against Seller, or pending or threatened by Seller against any third party which relate to, or in any way affect, the Purchased Assets or the operation of the Business; (i) Seller has complied in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances, codes, statutes, judgments, orders and decrees in connection with the ownership of the Purchased Assets and the operation of the Business and that neither the ownership nor the use of the Purchased Assets conflicts with the rights of any other person or entity; (j) Seller has no contingent liabilities or other liabilities outside the ordinary course of business; (k) The books and other records of the Seller relating to the Business are true, correct and complete in all material respects; (l)The Purchased Assets include all Purchased Assets used or useful in connection with the operation of the Business as currently operated; (m) Upon the consummation of the transactions contemplated hereby, Seller will transfer good and valid title to the Purchased Assets free and clear of any Liens; (n) The Purchased Assets will be fit for their intended purposes and be fully functional as represented prior to the Closing; (o) Since Buyer’s inspection of the Purchased Assets, there has not been and will not be in the foreseeable future any material damage, destruction, change or loss of any kind or have had a material adverse effect with respect to the Purchased Assets; (p) No insolvency proceedings of any character, voluntary or involuntary, affecting the Purchased Assets are pending; (q) There are no existing agreements with, options or rights of, or commitments to any person, other than to Buyer, to acquire any of the Purchased Assets or any interest therein; (r) There are no material omissions or untrue statements contained in this Agreement which are misleading; and (s) All representations and warranties made by Seller shall survive the Closing.

7.	Miscellaneous.

7.1.
Assignment.  Neither this Agreement nor any right or obligation under this Agreement is assignable in whole or in part by any Party without the prior written consent of the other Parties and any attempted assignment without such consent shall be null and void and of no force or effect.

7.2.
Complete Agreement. This Agreement, including any and all Schedules and attachments to this Agreement, which are hereby incorporated by reference into this Agreement, constitutes the complete and integrated understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, with respect to the same subject matter.

7.3.	Amendments. This Agreement may only be amended by a written agreement duly signed by persons authorized to sign agreements on behalf of each Party.

7.4.
Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any Party to the other Party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight air courier addressed as provided on the first page of this Agreement.

7.5.
Governing Law and Jurisdiction.  The interpretation and construction of this Agreement, to the extent the particular issue is controlled by state law, shall be governed by and construed in accordance with the Laws (but not including choice of law provisions) of the State of California. The state and federal courts located in Los Angeles, CA shall have exclusive jurisdiction to adjudicate all disputes between the parties concerning the subject matter hereof.

7.6.
Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature of or on behalf of each Party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each Party appears on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  A facsimile copy or other reliable reproduction of this Agreement shall be deemed an original.

7.7.	Benefits; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

7.8.
Indemnification.   Seller shall indemnify, defend and hold Buyer harmless from all liabilities, costs, expenses, damages, and penalties (including, without limitation, reasonable attorneys’ fees) arising from Seller’s breach of the warranties set forth in this Agreement.

7.9.
Attorneys’ Fees.  The prevailing party in any dispute concerning this Agreement shall be entitled to recover reasonable attorneys’ fees incurred as a result of defending or prosecuting the claim, as the case may be.

IN WITNESS WHEREOF the parties execute this Agreement as of the day and date first above written.

SELLER:

YUSUF MALLAN

By:

BUYER:

CROWDGATHER, INC.

By:
Sanjay Sabnani CEO

EXHIBIT A

Description of the Purchased Assets

A.
The following completed Websites associated with the Business including, without limitation, any and all associated software used in building the Websites, content posted therein, and Website users lists and Website data bases containing any Website user or Website information, including, without limitation personally identifiable information regarding the Websites’ users and participants:

 www.ngemu.com and www.pcxs.net

B.	The following Domain Names:

 Seller owns the following domains that are the subject of the sale to Buyer CrowdGather:

 aldostools.com
 ngemu.com
 emuforums.com
 psxemu.com
 pcsx.net

EXHIBIT B

Assumed Obligations

NONE